EXHIBIT 10.3

SECOND AMENDMENT TO CONFIDENTIALITY, NON-SOLICITATION
AND NON-COMPETITION AGREEMENT

THIS SECOND AMENDMENT TO CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT (“Non-Compete Amendment”) is made effective as of January 1, 2015 (the “Effective Date”), by and between EQT Corporation (together with its subsidiary companies, the “Company”) and Brian P Pietrandrea (“Employee”) and amends the Confidentiality, Non-Solicitation and Non-Competition Agreement, dated as of March 7, 2013, by and between the Company and Employee which was amended by the Amendment to Confidentiality, Non-Solicitation and Non-Competition Agreement dated January 1, 2014.

W I T N E S S E T H:

WHEREAS, the Company and Employee entered into the Confidentiality, Non-Solicitation and Non-Competition Agreement on or about March 7, 2013 and the Company and Employee agreed to amend the Confidentiality, Non-Solicitation and Non-Competition Agreement, by entering into the Amendment to Confidentiality, Non-Solicitation and Non- Competition Agreement dated January 1, 2014 (collectively, the “Agreement”);

WHEREAS, the Agreement authorized the parties to amend the Agreement by a written instrument signed by both parties;

WHEREAS, the Company and Employee express their intent to modify the Agreement in accordance with the terms of this Non-Compete Amendment and to incorporate this Non-Compete Amendment into the Agreement;

WHEREAS, Employee understands that his/her receipt of awards in respect of 2015 under the EQT Corporation 2014 Long Term Incentive Plan (the “2014 LTIP”), including without limitation the 2015 Value Driver Performance Award Agreement (“2015 VDA”) will not be effective unless he/she accepts the terms and conditions of this Non-Compete Amendment no later than 45 days after the Effective Date;

NOW, THEREFORE, the Company and Employee, intending to be legally bound, hereby agree as follows:

1.    On the Effective Date, the Company granted awards to Employee under, and subject to the terms and conditions of, the 2014 LTIP, the 2015 VDA and certain other documents. Such grant is effective only if Employee accepts the terms and conditions of this Non-Compete Amendment no later than 45 days after the Effective Date.

2.    The parties agree to amend the Agreement by deleting Section 3 of the Agreement and substituting the following:

3.    Severance Benefit. If the Employee’s employment is terminated by the Company for any reason other than Cause (as defined below), the Company shall provide Employee with the following:

(a)Continuation of Employee’s base salary in effect at the time of such termination for a period of six (6) months from the date thereof. Such salary continuation payments will be in accordance with the Company’s payroll practices;

(b)A lump sum payment payable within 60 days following Employee’s termination date equal to the product of (i) six (6) and (ii) 100% of the then-current Consolidated Omnibus Budget Reconciliation Act of 1985 monthly rate for family coverage; and

(c)A lump sum payment payable within 60 days following Employee’s termination date equal to $9,000.00.

The lump sum payments and salary continuation payments provided under this Section 3 shall be subject to applicable tax and payroll withholdings, and shall be in lieu of any payments and/or benefits to which the Employee would otherwise be entitled under the EQT Corporation Severance Pay Plan (as amended from time to time). The Company’s obligation to provide the lump sum payments and salary continuation payments shall be contingent upon the following:

(a)    Employee’s execution of a release of claims substantially similar in form and substance to the one attached hereto as Appendix A; and

(b)    Employee’s compliance with his/her obligations hereunder, including, but not limited to, Employee’s obligations set forth in Sections 1 and 2.

Solely for purposes of this Agreement, “Cause” shall include: (i) the conviction of a felony, a crime of moral turpitude or fraud or having committed fraud, misappropriation or embezzlement in connection with the performance of his/her duties hereunder; (ii) willful and repeated failures to substantially perform his/her assigned duties; or (iii) a violation of any provision of this Agreement or express significant policies of the Company.

3.        The parties agree to insert a new Section 13 to read as follows:

13.    Internal Revenue Code Section 409A:

(a)    General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code.

(b)    Separation from Service. For purposes of the Agreement, the term “termination,” when used in the context of a condition to, or the timing of, a payment hereunder, shall be interpreted to mean a “separation from service” as such term is used in Section 409A of the Code.

(c)    Six Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred

Compensation”) would otherwise be payable or distributable under this Agreement by reason of Employee’s separation from service during a period in which Employee is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii)(domestic relations order), (j)(4)(iii)(conflicts of interest), or (j)(4)(vi)(payment of employment taxes):

(i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Employee’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Employee’s separation from service (or, if Employee dies during such period, within thirty (30) days after Employee’s death) (in either case, the Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

(d)Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Employee’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year. In other words, Employee is not permitted to influence the calendar year of payment based on the timing of his/her signing of the release.

4.    Section 13, which existed in the Agreement prior to the Non-Compete Amendment, remains in full force and effect and becomes Section 14 in the amended Agreement.

5.    This Non-Compete Amendment is hereby incorporated into the Agreement. Except as expressly amended by this Non-Compete Amendment, all provisions of the Agreement shall remain in full force and effect.

6.    This Non-Compete Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

7.    The parties acknowledge that this Non-Compete Amendment is a written instrument and that by their signatures below they are agreeing to the terms and conditions contained in this Non-Compete Amendment.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Non-Compete Amendment as of the date first above written.

EQT Corporation                    Employee:

By: /s/Charlene Petrelli                 /s/Brian P. Pietrandrea

Name: Charlene Petrelli                Brian P. Pietrandrea

Title:     Vice President &
Chief Human Resources Officer